As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact Name of Registrant as Specified in Its Governing Instruments)

Delaware	90-0907433
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Darrell C. Sherman, Esq.

Vice President and General Counsel

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John C. Kennedy, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, par value $0.00001 per share	1,619,530 shares	$21.02	$34,042,521	$4,385

(1)	This Registration Statement registers 1,619,530 shares of Class A common stock of Taylor Morrison Home Corporation issuable upon exchange of an equivalent number of partnership units of TMM Holdings II Limited Partnership, formed under the laws of the Cayman Islands (along with a corresponding number of shares of Class B common stock of Taylor Morrison Home Corporation). This Registration Statement also relates to an indeterminate number of additional shares of Class A common stock to be issued as a result of share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sale prices for the Class A common stock of Taylor Morrison Home Corporation reported by the New York Stock Exchange on April 30, 2014.

PROSPECTUS

Taylor Morrison Home Corporation

Class A Common Stock

We may issue from time to time up to 1,619,530 shares of Class A common stock to holders of limited partnership units (the “New TMM Units”) of TMM Holdings II Limited Partnership (“TMM Holdings”), formed under the laws of the Cayman Islands, upon exchange of up to an equivalent number of New TMM Units (along with a corresponding number of shares of Class B common stock).

This prospectus is part of a registration statement on Form S-3 that Taylor Morrison Home Corporation, a Delaware corporation, which is also referred to as “TMHC,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure.

We are registering the issuance of our Class A common stock, in accordance with the terms of the Registration Rights Agreement, dated as of April 9, 2013, by and among Taylor Morrison Home Corporation and the other parties named therein, to permit holders of New TMM Units who exchange their New TMM Units (along with a corresponding number of shares of Class B common stock) to sell without restriction in the open market or otherwise any of our Class A common stock that they receive upon exchange, subject to certain limitations that may apply to our affiliates.

We will not receive any cash proceeds from the issuance of any of our Class A common stock upon an exchange of New TMM Units, although we will acquire the New TMM Units and shares of Class B Common Stock exchanged for our Class A common stock that we issue to an exchanging holder.

Our Class A common stock is listed on the New York Stock Exchange, or the “NYSE,” under the symbol “TMHC.” On May 5, 2014, the closing price of our Class A common stock on the NYSE was $21.89 per share.

Investing in our Class A common stock involves risks. You should carefully read and consider the risk factors described under “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference herein and therein before you make an investment in our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2014.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations.

The distribution of this prospectus and the offering and sale of the Class A common stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Class A common stock in any jurisdiction in which such offer or invitation would be unlawful.

INCORPORATION OF DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 24, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014;

•	Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on January 17, 2014, February 28, 2014 and March 7, 2014; and

•	The description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on April 10, 2013, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.taylormorrison.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning TMHC at the following address:

Taylor Morrison Home Corporation

Attn: Darrell C. Sherman, Esq.

Vice President and General Counsel

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Telephone: (480) 840-8100

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any free writing prospectus that we authorize. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement or any free writing prospectus that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

TMHC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about TMHC at the offices of the New York Stock Exchange.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain information included in this prospectus or in other materials we have filed or will file with the SEC (as well as information included in oral statements or other written statements made or to be made by us) includes forward-looking statements, which involve risks and uncertainties. These forward looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	cyclicality in our business and adverse changes in general economic or business conditions outside of our control;

•	a downturn in the U.S. or a significant decline in the market for new single-family homes or condominiums in Ontario, Canada;

•	fluctuations in exchange rates between the U.S. dollar and the Canadian dollar;

•	an inability on our part to obtain performance bonds or letters of credit necessary to carry on our operations;

•	higher cancellation rates of agreements of sale pertaining to our homes;

•	competition in the homebuilding and mortgage services industries;

•	constriction of the credit markets and the resulting inability of our customers to secure financing to purchase our homes;

•	an increase in unemployment;

•	increases in taxes or government fees;

•	increased homeownership costs due to government regulation;

•	our inability to pass along the effects of inflation or increased costs to our customers;

•	the seasonal nature of our business;

•	negative publicity;

•	an unexpected increase in home warranty or construction defect claims;

•	various liability issues related to our reliance on contractors;

•	failure in our financial and commercial controls or systems;

•	changes in the availability of suitable land on which to build;

•	declines in the market value of our land and inventory;

•	shortages in labor supply, increased labor costs or labor disruptions;

•	the failure to recruit, retain and develop highly skilled, competent personnel and our dependence on certain members of our management and key personnel;

•	the effects of government regulation or legal challenges on our development and other activities;

•	changes in governmental regulation and other risks associated with acting as a mortgage lender;

•	the loss of any of our important commercial relationships;

•	an inability to use certain deferred tax assets;

•	shortages in raw materials and building supply and price fluctuations;

•	the concentration of our operations in California, Colorado, Arizona, Texas, Florida and Ontario, Canada, including adverse weather conditions;

•	changes to the population growth rates in our markets;

•	risks related to conducting business through joint ventures;

•	information technology failures and data security breaches;

•	costs associated with the future growth or expansion of our operations or acquisitions or disposals of our divisions;

•	U.S. defined benefit pension schemes, which may require increased contributions;

•	a major health and safety incident;

•	potential environmental risks and liabilities associated with the ownership, leasing or occupation of land;

•	potential claims for damages as a result of hazardous materials;

•	uninsured losses or losses in excess of insurance limits;

•	existing or future litigation, arbitration or other claims;

•	poor relations with the residents of our communities;

•	an inability to attract or retain certain members of our management or key personnel;

•	utility and resource shortages or rate fluctuations;

•	an inability to develop our communities successfully or within expected time frames;

•	any future inability on our part to secure the capital required to fund our business;

•	issues relating to our substantial debt;

•	an inability to pursue certain business strategies because of restrictive covenants in the agreements governing our indebtedness; and

•	other risks and uncertainties inherent in our business.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

THE COMPANY

We are one of the largest public homebuilders in North America. Headquartered in Scottsdale, Arizona, we build single-family detached and attached homes and develop land, which includes lifestyle and master-planned communities. We are proud of our legacy of nearly 80 years in the homebuilding industry, having originally commenced homebuilding operations in 1936. We operate under our Taylor Morrison and Darling Homes brands in the U.S. and under our Monarch brand in Canada.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Our principal executive office is located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Telephone (480) 840-8100.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in any applicable prospectus supplement, together with all the other information contained in any applicable prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon exchange of New TMM Units (along with a corresponding number of shares of Class B common stock) pursuant to this prospectus, although we will acquire the New TMM Units and Class B common stock exchanged for our Class A common stock that we may issue to an exchanging holder.

EXCHANGE OF NEW TMM UNITS

Exchange Agreement

In connection with our initial public offering, we, TPG TMM Holdings II, L.P., which we refer to as the “TPG holding vehicle,” OCM TMM Holdings II, L.P., which we refer to as the “Oaktree holding vehicle,” JHI Holding Limited Partnership, which we refer to as a “JHI,” and certain members of our management and our board of directors and other holders of the New TMM Units (and corresponding Class B common stock) entered into the Exchange Agreement, dated April 9, 2013 (the “Exchange Agreement”), under which, from time to time, they (or certain of their transferees) have the right to exchange their New TMM Units (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Registration Rights Agreement

Also in connection with our initial public offering, we, the TPG holding vehicle, the Oaktree holding vehicle and certain members of our management and our board of directors, entered into a Registration Rights Agreement, dated April 9, 2013. In accordance with the terms of such agreement, we agreed to file this registration statement with the SEC for the benefit of certain holders of New TMM Units to facilitate their exchange of New TMM Units (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock.

DESCRIPTION OF THE CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $0.00001 per share, 200,000,000 shares of Class B common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share. As of May 1, 2014, we had 32,857,800 shares of our Class A common stock outstanding, 89,451,164 shares of our Class B common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. Holders of our Class A common stock and Class B common stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval. The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The voting power of the outstanding Class B common stock (expressed as a percentage of the total voting power of all common stock) is equal to the percentage of New TMM Units not held directly or indirectly by TMHC.

As of May 7, 2014, the TPG and Oaktree holding vehicles control approximately 73% of the combined voting power of our common stock. Accordingly, the TPG and Oaktree holding vehicles are able to control our business policies and affairs and any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws, the approval of mergers or sales of substantially all of our assets and (prior to the point in time at which the TPG and Oaktree holding vehicles no longer beneficially own shares representing 50% or more of the combined voting power of our common stock, which we refer to as the “Triggering Event”) the removal of members of our board of directors with or without cause. The TPG and Oaktree holding vehicles also have the power to nominate members to our board of directors under our stockholders agreement, and the stockholders agreement provides that each of the TPG and Oaktree holding vehicles agree to vote for the other’s nominees. The concentration of ownership and voting power of the TPG and Oaktree holding vehicles may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of the TPG and Oaktree holding vehicles, even if such events are in the best interests of minority stockholders.

For instance, the stockholders agreement provides that Requisite Investor Approval (as defined below) must be obtained before we are permitted to take any of the following actions:

•	any change of control of TMHC;

•	acquisitions or dispositions by TMHC or any of its subsidiaries of assets (including land) valued at more than $50.0 million;

•	incurrence by TMHC or any of its subsidiaries of any indebtedness in an aggregate amount in excess of $50.0 million or the making of any loan in excess of $50.0 million;

•	issuance of any equity securities of TMHC, subject to limited exceptions (which include issuances pursuant to approved compensation plans);

•	hiring and termination of our Chief Executive Officer; and

•	certain changes to the size of our board of directors.

For purposes of the stockholders agreement, “Requisite Investor Approval” means, in addition to the approval of a majority vote of TMHC’s board of directors, the approval of a director nominated by the TPG holding vehicle, so long as it owns at least 50% of TMHC’s common stock held by it at the closing of our initial public offering and the application of net proceeds, and the approval of a director nominated by the Oaktree holding vehicle, so long as it owns at least 50% of TMHC’s common stock owned held by it at the closing of our initial public offering and the applications of net proceeds.

Dividends. The holders of Class A common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. The holders of our Class B common stock do not have any right to receive dividends other than dividends consisting of shares of our Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock.

Liquidation or Dissolution. Upon our liquidation or dissolution, the holders of our Class A common stock are be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or dissolution of our company.

Transferability and Exchange. Subject to the terms of the Exchange Agreement, the TPG and Oaktree holding vehicles, JHI and certain members of our management and our board of directors may exchange their New TMM Units (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock. Each such exchange will be on a one-for-one equivalent basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Shares of Class B common stock may not be transferred except in connection with an exchange or transfer of New TMM Units.

Upon exchange, each share of our Class B common stock will be cancelled.

Preferred Stock

We have been authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors has authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class B common stock, which could have an adverse impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the certain affiliates of the TPG holding vehicle, affiliates of the Oaktree holding vehicle and JHI, which we refer to collectively as the “Principal Equityholders,” and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer. See “Risk Factors— The Principal Equityholders have substantial influence over our business, and their interests may differ from our interests or those of our other stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board. Our amended and restated certificate of incorporation provides that our board of directors is to be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors currently has 12 members and one vacancy.

Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that, following the Triggering Event (or the point in time at which the TPG and Oaktree holding vehicles no longer beneficially own shares representing 50% or more of the combined voting power of our common stock), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice-chairman of the board of directors, the chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors or, until the Triggering Event, outstanding shares, or at the request of holders of 50% or more of our outstanding shares of common stock. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and bylaws provides that, following the Triggering Event, the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders and the provisions relating to business combinations. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. We have elected that our amended and restated certificate of incorporation not be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that our Principal Equityholders and their respective affiliates and transferees may not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them with customary indemnification. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Securities Exchange

Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol “TMHC”.

COMPARISON OF OWNERSHIP OF NEW TMM UNITS AND SHARES OF CLASS A COMMON STOCK

The table below highlights a number of the significant differences between the rights and privileges associated with ownership of shares of Class A common stock of TMHC and the New TMM Units. This discussion is intended to assist holders of New TMM Units in understanding how their investment will change if their New TMM Units are exchanged (along with an equivalent number of shares of Class B common stock) for shares of Class A common stock. The following information is summary in nature and is not intended to describe all the differences between the New TMM Units and the Class A common stock.

For a discussion of the differences between the rights and privileges associated with ownership of shares of Class A common stock and Class B common stock, see “Description of the Capital Stock—Capital Stock—Common Stock.”

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Form of Organization and Purpose
Taylor Morrison Home Corporation, which we refer to as TMHC, was incorporated under the laws of Delaware. Under TMHC’s amended and restated certificate of incorporation, we are permitted to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law.	TMM Holdings II Limited Partnership, which we refer to as TMM Holdings, was formed under the laws of the Cayman Islands and may engage in any lawful act or activity for which Cayman Islands limited partnerships may be formed and in any and all activities necessary, advisable convenient or incidental thereto.

Management
The business and affairs of TMHC are governed by its board of directors, which currently consists of 12 directors and one vacancy.	TMM Holdings II GP, ULC, an indirect subsidiary of TMHC, is the general partner of TMM Holdings. The general partner has the full and complete authority, power and discretion to manage and control the properties of TMM Holdings, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of TMM Holdings in fulfillment of the purposes of TMM Holdings as contemplated by its Amended and Restated Agreement of Limited Partnership, dated April 9, 2013, which we refer to as the limited partnership agreement.

Additional Equity

TMHC’s authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $0.00001 per share, 200,000,000 shares of Class B common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share. As of May 1, 2014, TMHC had 32,857,800 shares of Class A common stock outstanding, 89,451,164 shares of Class B common stock outstanding and no shares of preferred stock outstanding. For more information see “Description of the Capital Stock—Capital Stock.”

TMHC’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. For more information see “Description of the Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws—Authorized but Unissued Shares.”

The general partner may issue additional units or interests in TMM Holdings and admit new limited partners in exchange for contributions of capital or such other consideration and on such terms and conditions as the general partner determines.

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Dividends and Distributions
The holders of Class A common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds.

Pursuant to the limited partnership agreement, the general partner of TMM Holdings has the right to determine when distributions of the net cash flow of TMM Holdings will be made to the partners of TMM Holdings and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners of TMM Holdings pro rata in accordance with their respective New TMM Units.

In addition, the general partner will cause the partnership to make, on an annual basis or more frequently as determined by the general partner, a distribution with respect to each limited partner’s federal, state and local tax liability with respect to such partners’ allocable share of the limited partnership, which we refer to as “tax distributions”.

Notwithstanding the above, holders of unvested New TMM Units are only entitled to tax distributions. In the event of a distribution other than a tax distribution, a holder of unvested New TMM Units will receive an amount equal to such foregone distribution at the end of the year in which such New TMM Units vest.

In addition, the general partner, in its sole discretion, may authorize that cash be distributed from TMM Holdings to TMHC either (i) in exchange for the redemption of New TMM Units, provided that the proceeds of such distribution are used to redeem a like number of shares of Class A common stock or (ii) in order for TMHC to pay operating, administrative and similar costs, any judgments, settlement’s or penalties, fees and other expenses related to any securities offering, investment or acquisition transaction or other fees and expenses in connection with the maintenance of the existence of TMHC.

Liquidity

Shares of our Class A common stock are listed on the NYSE under the symbol “TMHC.”

Shares of our Class A common stock are securities and are transferable subject to the laws governing transfers of securities.

With limited exceptions, no limited partner of TMM Holdings or assignees thereof may transfer all or any portion of its New TMM Units or other interest in the partnership (or beneficial interest therein) without the prior written consent of the general partner, the Oaktree holding vehicle and the TPG holding vehicle (to the extent such vehicles have an ownership interest in TMM Holdings).

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Indemnification

TMHC’s amended and restated certificate of incorporation limits the liability of TMHC’s officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

TMHC’s amended and restated certificate of incorporation provides that TMHC will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of TMHC or, while a director or officer of TMHC, is or was serving at the request of TMHC as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. TMHC will not be required to indemnify any person in connection with a such a proceeding commenced by such person (other than a proceeding brought by such person (i) by way of defense or counterclaim, or (ii) to enforce such person’s rights to indemnification, advancement or contribution under any agreement, certificate of incorporation, bylaws or under statute or other law) unless the commencement of such proceeding by such person was authorized by the board of directors.

For more information see “Description of the Capital Stock— Directors’ Liability; Indemnification of Directors and Officers.”

The limited partnership agreement of TMM Holdings provides, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against any liability, loss or damage incurred by such person (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) in connection with any action, suit, investigation or proceeding by reason of his status as such: the general partner; each officer of TMM Holdings, the TPG holding vehicle, the Oaktree holding vehicle, each of their respective affiliates in their respective capacities as general partner or limited partner, officer or designated tax partner.

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Shareholder/Limited Partner Voting Rights

Holders of Class A common stock and Class B common stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval.

The holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of TMHC’s amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

For more information, see “Description of the Capital Stock—Capital Stock—Common Stock—Voting.”

Except as expressly provided in the limited partnership agreement of TMM Holdings, the limited partners of TMM Holdings have no right to vote on any matter involving the partnership, including with respect to any merger, consolidation, combination or conversion of TMHC.

Special Meetings Called by Shareholders/Limited Partners
TMHC’s amended and restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice-chairman of the board, the chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors or, until the Triggering Event, at the request of holders of 50% or more of our outstanding shares of common stock. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting. For more information, see “Description of the Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws—Action by Written Consent; Special Meetings of Stockholders.”	Limited partners of TMM Holdings have no right under the limited partnership agreement to call meetings of the partners.

Action Through Writing

TMHC’s bylaws provide that, prior to the Triggering Event, stockholder action that would otherwise be taken at a meeting of stockholders may instead be taken by written consent in lieu of a meeting.

TMHC’s amended and restated certificate of incorporation provides that, following the Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. For more information see “Description of the Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws—Action by Written Consent; Special Meetings of Stockholders.”

Limited partners of TMM Holdings have no right under the limited partnership agreement to effect limited partnership action by written consent in lieu of a meeting.

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Amendments to Governing Instruments

TMHC’s amended and restated certificate of incorporation may only be amended if such amendment is approved by our board of directors and, except as described below, by the holders of a majority of the voting power of the outstanding shares of common stock of TMHC.

Certain provisions of TMHC’s amended and restated certificate of incorporation, including provisions relating to the composition of the board of directors, stockholder action by written consent after the Triggering Event, certain rules regarding special meetings of stockholders, business combinations, corporate opportunities, limitation of liability of directors, indemnification of directors, officers and other persons, amendments of the certificate of incorporation and bylaws, and forum selection, may not be amended in any respect, nor may any contrary provision or bylaw be adopted, unless in addition to any other vote required by the certificate of incorporation or otherwise required by law, (i) prior to the Triggering Event, such amendment is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock of TMHC entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the Triggering Event, such amendment is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of common stock of TMHC entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

The board of directors may amend TMHC’s bylaws, subject to the power of the stockholders of TMHC to separately amend the bylaws. Prior to the Triggering Event, the holders of at least a majority of the voting power of the outstanding shares of common stock entitled to vote, voting together as a single class, may amend the bylaws. From and after the Triggering Event, the holders of at least 75% of the voting power of the outstanding shares of common stock entitled to vote, voting together as a single class, may amend the bylaws.

Further, pursuant to TMHC’s stockholders agreement, certain amendments that would have the effect of changing the size of TMHC’s board of directors will be subject, in addition to the approval of a majority vote of TMHC’s board of directors, to the approval of a director nominated by each of the TPG holding vehicle and the Oaktree holding vehicle, in each case, so long as such vehicle owns at least 50% of TMHC’s common stock held by it at the closing of our initial public offering (and the applications of net proceeds). For more information, see “Description of the Capital Stock—Capital Stock—Common Stock.”

The limited partnership agreement of TMM Holdings may be modified, amended or supplemented by written action of the general partner; provided, that such agreement may not be modified, amended or supplemented (i) without the prior written consent of the TPG holding vehicle and Oaktree holding vehicle (to the extent such vehicles has an ownership interest in New TMM Units or other interests in the partnership) and (ii) in any way that would affect any class of units in a manner materially and disproportionately adverse to any other class of units in existence immediately prior to such amendment without the prior written consent of the limited partners, not to be unreasonably withheld or delayed, that hold at least a majority of such class of New TMM Units so materially adversely and disproportionately affected (it being understood and agreed that both vested and unvested New TMM Units are treated as one class for such purposes).

Taylor Morrison Home Corporation	TMM Holdings II Limited Partnership

Asset Sales, Mergers and Consolidations

Subject to certain limitations described in “Description of the Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws—Business Combinations with Interested Stockholders,” TMHC may merge, consolidate, exchange or otherwise dispose of all or substantially all of its assets if such transaction is approved by the board of directors and the holders of a majority of the voting power of the outstanding shares of common stock of TMHC entitled to vote generally in the election of directors, voting together as a single class.

Further, pursuant to TMHC’s stockholders agreement, any change of control of TMHC, or any acquisition or disposition by TMHC or any of its subsidiaries of assets (including land) valued at more than $50 million will be subject, in addition to the approval of a majority vote of TMHC’s board of directors, to the approval of a director nominated by each of the TPG holding vehicle and the Oaktree holding vehicle, in each case, so long as such vehicle owns at least 50% of TMHC’s common stock held by it at the closing of our initial public offering (and the applications of net proceeds). For more information, see “Description of the Capital Stock—Capital Stock—Common Stock.”

The general partner of TMM Holdings may sell, exchange or otherwise dispose of all or substantially all of the assets of TMM Holdings in a single transaction or a series of related transactions without the consent of the limited partners.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of shares of Class A common stock to holders of New TMM Units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of New TMM Units exchange such partnership units (along with a corresponding number of shares of Class B common stock) for shares of our Class A common stock pursuant to the Exchange Agreement. We will not receive any cash proceeds from the issuance of any of our Class A common stock upon an exchange of the New TMM Units, but we will acquire the New TMM Units and shares of our Class B common stock exchanged for our Class A common stock that we issue to an exchanging holder.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York will pass on the validity of the Class A common stock offered by this prospectus for us.

EXPERTS

The consolidated financial statements of Taylor Morrison Home Corporation and its subsidiaries as of December 31, 2013 (Successor) and 2012 (Successor), and for the years ended December 31, 2013 (Successor) and December 31, 2012 (Successor), the period from July 13, 2011 through December 31, 2011 (Successor), and the period from January 1, 2011 through July 12, 2011 (Predecessor), incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion and includes an explanatory paragraph indicating that the financial information of the predecessor and successor periods is not comparable. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth expenses payable by TMHC in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the registration fee paid to the Securities and Exchange Commission.

SEC registration fee	$4,385
Printing expenses	5,000	*
Legal fees and expenses	60,000	*
Accounting fees and expenses	25,000	*
Miscellaneous	5,000	*

Total	$99,385	*

*	Estimated.

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. We maintain directors’ and officers’ liability insurance for our directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law, Section 17-108 of the DLPA, and our Certificate of Incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

ITEM 16 EXHIBITS

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference.

ITEM 17 UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms different from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 7, 2014.

TAYLOR MORRISON HOME CORPORATION

Registrant

DATE: May 7, 2014

/s/ Sheryl D. Palmer
Sheryl D. Palmer
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Sheryl D. Palmer, C. David Cone and Darrell C. Sherman, or any of them his or her true and lawful agent, proxy and attorney in fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)) together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney in fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys in fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the following capacities on the dates indicated.

Signature	Title	Date
/s/ Sheryl D. Palmer	President, Chief Executive Officer and Director (Principal Executive Officer)
Sheryl D. Palmer		May 7, 2014

/s/ C. David Cone C. David Cone	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
May 7, 2014

/s/ Timothy R. Eller	Director and Chairman of the Board of Directors
Timothy R. Eller		May 7, 2014

/s/ John Brady	Director	May 7, 2014
John Brady

/s/ Kelvin Davis	Director	May 7, 2014
Kelvin Davis

/s/ James Henry	Director	May 7, 2014
James Henry

/s/ Joe S. Houssian	Director	May 7, 2014
Joe S. Houssian

/s/ Jason Keller	Director	May 7, 2014
Jason Keller

/s/ Greg Kranias	Director	May 7, 2014
Greg Kranias

/s/ Peter Lane	Director	May 7, 2014
Peter Lane

/s/ Anne L. Mariucci	Director	May 7, 2014
Anne L. Mariucci

/s/ David Merritt	Director	May 7, 2014
David Merritt

/s/ Rajath Shourie	Director	May 7, 2014
Rajath Shourie

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 15, 2013, and incorporated herein by reference).

4.2	Amended and Restated Bylaws (included as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on April 15, 2013, and incorporated herein by reference).

4.3	Specimen Class A Common Stock Certificate of Taylor Morrison Home Corporation (included as Exhibit 4.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed on April 4, 2013, and incorporated herein by reference).

4.4	Amended and Restated Agreement of Exempted Limited Partnership of TMM Holdings II Limited Partnership, dated as of April 9, 2013 (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 15, 2013, and incorporated herein by reference).

4.5	Exchange Agreement, dated as of April 9, 2013, by and among Taylor Morrison Home Corporation and the other parties named therein (included as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 15, 2013, and incorporated herein by reference).

4.6	Registration Rights Agreement, dated as of April 9, 2013, by and among Taylor Morrison Home Corporation and the other parties named therein (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 15, 2013, and incorporated herein by reference).

4.7	Form of Class B Common Stock Subscription Agreement with Taylor Morrison Home Corporation (included as Exhibit 10.17 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-185269), filed on April 8, 2013, and incorporated herein by reference).

4.8	TMM Holdings II Limited Partnership 2013 Common Unit Plan (included as Exhibit 10.23 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-185269), filed on April 4, 2013, and incorporated herein by reference).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A common stock registered.

23.1*	Consent of Deloitte & Touche LLP with respect to financial statements of Taylor Morrison Home Corporation.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Filed herewith.